Exhibit 99.1

MGC Diagnostics Corporation
350 Oak Grove Parkway
Saint Paul, MN 55127
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports

Fiscal 2017 Third Quarter Results

Strong Quarterly Revenue up 6% and Net Income up 193%; International revenues increased 8.5%

SAINT PAUL, MN – September 6, 2017 — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the third quarter ended July 31, 2017.

Third Quarter 2017 Overview:

●	Third quarter fiscal 2017 revenue increased by 6% to $10.4 million, compared to $9.9 million in the prior year period.

●	Fiscal 2017 third quarter consolidated, domestic equipment, supplies and accessories revenues were $6.2 million, a 5% increase from $5.9 million in the fiscal 2016 third quarter.

●	International equipment, supplies and accessories revenues increased 10% to $2.3 million for the quarter, compared to $2.1 million for the fiscal 2016 third quarter.

●	Sales backlog increased 37% to $2.3 million at the end of the quarter, compared to $1.7 million at the end of the fiscal 2016 third quarter.

●	Current and long-term deferred revenue at the end of the third quarter was $8.3 million, an increase of 7.8%, from $7.7 million at the end of last year’s third quarter.

●	Recurring revenue, consisting of services and supplies, for the 2017 third quarter increased 1.4% to $3.9 million representing 38% of total revenue, compared to $3.9 million, or 39% of total revenue in the prior year period.

●	Operating income for the fiscal 2017 third quarter was $751,000, compared to operating income of $794,000 in the prior year period.

●	Net income increased 193% to $760,000, or $0.17 per diluted share for the fiscal 2017 third quarter, compared to net income of $260,000, or $0.06 per diluted share, in the fiscal 2016 third quarter, due in large part to a $657,000 foreign currency pre-tax gain as the Euro strengthened against the dollar.

Todd Austin, chief executive officer of MGC Diagnostics, said, “I am extremely pleased with our 2017 third quarter financial results, as we achieved strong sales growth of 6% led by international sales increasing 8.5% for the quarter. This sales growth, combined with the effects of favorable foreign currency exchange rates, increased our net income by 193% to $760,000, or $0.17 per diluted share. Our strategic decision to increase our international sales efforts resulted in both organic and competitive conversion momentum, highlighted by our international selling team’s successful conversion of a substantial competitive account in Australia. This is a direct result of executing on our growth initiatives and providing our customers with state-of-the-art respiratory diagnostic products.

I would like to acknowledge the efforts of our global sales team during the quarter for increasing new business in both our domestic and international markets while continuing to develop our growing opportunity pipeline.

We achieved 24 domestic competitive conversions in the quarter, generating $1.5 million in revenue, compared to 16 competitive conversions generating revenue of $1.4 million in the fiscal 2016 third quarter. The average sales values of these account conversions fluctuates due to large variability of the size of transactions in any given quarter. On a year-to-date basis, we have successfully completed 58 domestic competitive conversions, generating $3.3 million in revenue for the nine-month period, ended July 31, 2017."

During the 2017 second quarter, we announced an important clinical study with our partner Restech Srl to evaluate the diagnostic accuracy of the forced oscillation technique (“FOT”) to detect lung function abnormalities. We have completed the clinical study protocol and have submitted it to the FDA for its review; upon receiving FDA feedback, we will begin to enroll patients. We believe this clinical study will demonstrate that the Resmon PRO FULL is a valuable device to diagnose and manage COPD and asthma. During the third quarter, we made the second of four milestone payments to Restech Srl in the amount of $104,000 for progress achieved in the FOT clinical study."

Mr. Austin, concluded, “During the fiscal 2017 fourth quarter, we expect to introduce a new Medisoft cardiorespiratory product that incorporates Medical Graphics’ technology. We expect this new product to drive international sales. Additionally, as previously announced, we are working on a new software platform that is currently under FDA review. We believe that once approved, this new software platform would drive increased global sales. The Company’s financial foundation continues to be strong with cash position and working capital of approximately $6.6 million and $9.6 million, after payment of the fiscal 2017 $3.1 million special cash dividend, and no long-term debt. Given the positive financial performance of the quarter and the growing number of opportunities, I remain confident in our ability to achieve solid year-over-year revenue growth for fiscal 2017.”

Additional Third Quarter Data (Note: Medisoft revenues of $163,000 and cost of revenues of $82,000 for the fiscal 2016 third quarter and Medisoft revenues of $451,000 and cost of revenues of $227,000 for the fiscal 2016 first nine months have been reclassified as service revenues and cost of service revenues to conform with their presentation in the fiscal 2017 periods):

●	Service revenue increased slightly to 1.91 million in the fiscal 2017 third quarter from $1.88 million in the prior year period.

●	Supplies revenue was $2.0 million for the quarter, consistent with $2.0 million in the prior year period.

●	The Attachment Rate for domestic sales, which reflects the percentage of Extended Service Contracts that were sold during customer equipment purchases, was 22% for the fiscal 2017 third quarter, compared to 21% in the prior year quarter.

●	Gross margin of 51.1% in the 2017 third quarter includes gross margin of 56.4% and 34.2% for domestic and international, respectively, compared to gross margin of 51.2% for last year’s third quarter, which included gross margin of 54.0% and 41.9% for domestic and international, respectively.

●	Gross margin for equipment, supplies and accessories was 47.3% for the quarter (52.6% for domestic and 33.1% for international), compared to 46.8% for the prior year’s quarter (48.8% for domestic and 41.3% for international).

●	Gross margin for services was 68.3% for the quarter (69.5% for domestic and 52.7% for international), compared to 69.8% for the same period last year (71.6% for domestic and 50.0% for international).

●	Operating expenses increased 7.5% to $4.6 million in the third quarter, compared to $4.3 million in the prior year quarter. Fiscal 2016 third quarter operating expenses included $104,000 in milestone payments related to the Restech clinical study.

●	Third quarter 2017 general and administrative expenses totaled $1.4 million, or 13.1% of revenue compared to $1.1 million, or 10.9% of revenue in the comparable quarter last year. Sales and marketing expenses were $2.4 million for the quarter, or 22.7% of revenue, compared to $2.5 million, or 24.9% of revenue in the fiscal 2016 third quarter.

●	Research and development expenses were $795,000 for the quarter, or 7.6% of revenue, compared to $665,000, or 6.8% of revenue in last year’s third quarter.

Conference Call

The Company has scheduled a conference call for Wednesday, September 6, 2017 at 4:30 p.m. ET to discuss its financial results for the third quarter ended July 31, 2017.

Participants can dial (844) 861-5496 or (412) 317-6578 to access the conference call, or listen via a live Internet webcast on the Company's website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10111876, through September 13, 2017. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

Review of Strategic Options

As previously announced on January 25, 2017, the Board of Directors of MGC Diagnostics initiated a strategic review of the Company’s businesses and assets to explore opportunities for enhancing value for shareholders. A Special Committee consisting of Board Chairman Mark Sheffert, Vice Chairman Terry Bunge and director Hank Struik will oversee this process.  The Special Committee has retained Minneapolis-based investment banking firm Craig-Hallum Capital Group LLC, to advise it in this process.  The Board expects this to be a thorough process and will report its findings and conclusions at the completion of the review. The Board will consider all reasonable options but cannot guarantee that any actions will be taken as a direct result of this review.  The process is ongoing.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its Medical Graphics Corporation and Medisoft SA subsidiaries, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and, in the United States, France, Belgium and the United Kingdom, primarily through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2016, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contacts

Company	Investors
Todd M. Austin	Joe Dorame, Robert Blum, Joe Diaz
MGC Diagnostics Corporation	Lytham Partners, LLC
Chief Executive Officer	(602) 889-9700
(651) 484-4874	mgcd@lythampartners.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
July 31, 2017 and October 31, 2016
(In thousands, except share and per share data)
	July 31,	October 31,
	2017	2016
Assets	(Unaudited)
Current Assets:
Cash	$6,571	$7,265
Accounts receivable, net of allowance for doubtful accounts of $177 and $92, respectively	6,909	8,286
Inventories, net of obsolescence reserve of $1,279 and $1,281, respectively	4,995	4,916
Prepaid expenses and other current assets	554	586
Total current assets	19,029	21,053
Property and equipment, net of accumulated depreciation of $5,152 and $4,754, respectively	2,599	2,632
Intangible assets, net	4,547	4,211
Deferred income taxes	1,960	2,643
Other non-current assets	9	139
Total Assets	$28,144	$30,678
Liabilities and Shareholders' Equity
Current Liabilities:
Line of credit	$153	$—
Accounts payable	2,316	2,876
Employee compensation	1,591	1,550
Deferred income	4,192	4,007
Other current liabilities and accrued expenses	1,133	948
Total current liabilities	9,385	9,381
Long-term liabilities:
Long-term deferred income and other	4,183	4,374
Total Liabilities	13,568	13,755
Commitments and Contingencies
Shareholders' Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,438,634 and 4,378,811 shares issued and 4,409,088 and 4,337,314 shares outstanding in 2017 and 2016, respectively	441	434
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	22,380	24,859
Accumulated deficit	(7,635)	(8,129)
Accumulated other comprehensive loss	(610)	(241)
Total Shareholders' Equity	14,576	16,923
Total Liabilities and Shareholders' Equity	$28,144	$30,678

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Unaudited in thousands, except per share data)
	Three Months ended		Nine Months ended
	July 31,		July 31,
	2017	2016	2017	2016
Revenues
Equipment, supplies and accessories revenues	$8,493	$7,980	$23,366	$22,928
Service revenues	1,913	1,879	5,599	5,613
	10,406	9,859	28,965	28,541
Cost of revenues
Cost of equipment, supplies and accessories revenues	4,464	4,246	12,421	11,718
Cost of service revenues	620	566	1,829	1,785
	5,084	4,812	14,250	13,503
Gross margin	5,322	5,047	14,715	15,038
% to revenues	51.1%	51.2%	50.8%	52.7%
Operating expenses:
Selling and marketing	2,366	2,456	7,139	7,491
General and administrative	1,368	1,073	4,610	4,524
Research and development	795	665	2,118	2,016
Amortization of intangibles	42	59	121	177
	4,571	4,253	13,988	14,208
% to revenues	43.9%	43.1%	48.3%	49.8%
Operating income	751	794	727	830
Interest expense, net	3	68	5	183
Foreign currency (gain) loss	(657)	193	(605)	(114)
Income before taxes	1,405	533	1,327	761
Provision for taxes	645	273	833	460
Net Income	760	260	494	301
Other comprehensive income (loss), net of tax
Effect of foreign currency translation adjustments	(382)	—	(369)	(9)
Comprehensive income	$378	$260	$125	$292
Net Income per share:
Basic	$0.17	$0.06	$0.11	$0.07
Diluted	$0.17	$0.06	$0.11	$0.07
Weighted average common shares outstanding:
Basic	4,405	4,329	4,376	4,305
Diluted	4,440	4,339	4,421	4,314
Dividends declared per share	$—	$—	$0.70	$—

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited in thousands, except per share data)
	Nine Months ended July 31,
	2017	2016
Cash flows from operating activities:
Net income	$494	$301
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	369	325
Amortization	219	542
Stock-based compensation	450	523
Deferred income taxes	686	412
Gain on foreign currency	(610)	(114)
Increase (decrease) in allowance for doubtful accounts	84	(18)
Decrease in inventory obsolescence reserve	(35)	(70)
Loss on disposal of equipment	—	2
Changes in operating assets and liabilities:
Accounts receivable	1,373	950
Inventories	142	(173)
Prepaid expenses and other current assets	60	384
Accounts payable	(580)	(297)
Employee compensation	24	(317)
Deferred income	33	966
Other current liabilities and accrued expenses	100	(560)
Net cash provided by operating activities	2,809	2,856
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(714)	(697)
Net cash used in investing activities	(714)	(697)
Cash flows from financing activities:
Proceeds from line of credit	150	—
Payment of long-term borrowing	—	(3,000)
Dividends paid	(3,080)	—
Proceeds from the exercise of stock options	126	—
Proceeds from issuance of common stock under employee stock purchase plan	59	97
Repurchase of common stock upon vesting of restricted stock awards	(20)	(27)
Net cash used in financing activities	(2,765)	(2,930)
Effect of exchange rate changes on cash	(24)	(10)
Net decrease in cash	(694)	(781)
Cash at beginning of period	7,265	6,553
Cash at end of period	$6,571	$5,772
Cash paid for taxes	$234	$185
Cash paid for interest	2	99
Supplemental non-cash items:
Current and non-current liabilities issued for leasehold improvements	$—	$51
Common stock issued for long-term liability	—	10
Accrued dividends	7	—

MGC Diagnostics Corporation and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

(Unaudited in thousands, except per share data)

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company has provided the following adjusted non-GAAP financial measures in this release and the accompanying Consolidated Statements of Comprehensive Income (see tables A-1 and A-2) and an itemized reconciliation between net income and non-GAAP adjusted net income (see table A-3):

  adjusted revenues,
  adjusted cost of revenues,
  adjusted gross profit,
  adjusted net income, and
  adjusted net income per share.

The Company has recently started to use these adjusted non-GAAP financial measures to facilitate period-to-period comparisons and analysis of its operating performance and believes they are useful to investors to supplement GAAP measures in analyzing, trending and benchmarking the performance and value of the Company’s business. However, these measures are not intended to be a substitute for the measures reported in accordance with GAAP. These measures may be different from adjusted non-GAAP financial measures used by other companies, even when similar terms are used to identify these measures. For a reconciliation of these measures, see the Consolidated Statements of Comprehensive Income and an itemized reconciliation between net income and non-GAAP adjusted net income accompanying this release.

To calculate these non-GAAP financial measures, the Company makes adjustments to certain GAAP financial line items found on its Consolidated Statements of Comprehensive Income, backing out non-recurring, infrequent or unusual items that the Company believes otherwise distort the underlying results and trends of the ongoing business. The Company has excluded the following items from one or more of our adjusted non-GAAP financial measures for the periods presented:

Revenue.  The Company is no longer pursuing its strategic initiative in the sleep market and determined that it was appropriate to establish a $354,000 reserve on its SleepVirtual inventory as of October 31, 2016. The Company does not intend to purchase additional SleepVirtual inventory, and expects to sell its existing inventory over the next year.  Consistent with the Company’s non-GAAP disclosure for the year ended October 31, 2016, we excluded $22,000 and $56,000 of revenue attributed to sales of SleepVirtual inventory for the three and nine months ended July 31, 2017, respectively.

On October 31, 2016, the Company established a $670,000 reserve for its Resmon PRO FOT inventory that was in excess of near-term sales expectations. On October 31, 2016, the Company had 194 units of Resmon PRO FOT inventory with a carrying value of $1,160,000. The Company reviewed the sale prospects of this product for the next 12 to 24 months and determined that it was likely it would not be able to sell all of the FOT inventory during this time period because the future outcome of this strategic initiative would rely on multiple factors that had not been determined at that time.  With the subsequent modification of the distribution agreement in February 2017, the potential need for additional reserves has been substantially reduced. Consistent with the Company’s non-GAAP disclosure for the year ended October 31, 2016, we excluded $82,000 and $31,000 of revenue attributed to sales of FOT inventory for the three months ended July 31, 2017 and 2016, respectively and $353,000 and $98,000 of revenue attributed to sales of FOT inventory for the nine months ended July 31, 2017 and 2016, respectively.

Cost of Revenues.  For the three and nine months ended July 31, 2017, we excluded $22,000 and $80,000 of cost of revenues attributed to sales of SleepVirtual inventory and obsolescence reserve additions. Likewise, we excluded $50,000 and $18,000 for the three months ended July 31, 2017 and 2016, respectively, and $226,000 and $59,000 for the nine months ended July 31, 2017 and 2016, respectively, of cost of revenues attributed to sales of Resmon PRO FOT inventory.

Operating Expenses.  During our second and third quarters ended April 30, 2016 and July 31, 2016, we recorded a non-recurring charge of $670,000 and a $(20,000) adjustment to recognize a settlement payment the Company incurred to resolve a lawsuit with the manufacturer of the SleepVirtual sleep diagnostic product.  Because the Company excluded this legal settlement when it reported non-GAAP results for the year ended October 31, 2016, it believes it is appropriate to do so in this non-GAAP presentation for the fiscal 2016 periods ended July 31, 2016.

The Company believes that the adjustments to eliminate the effect of the SleepVirtual strategic initiative and the projected outcome of the Resmon PRO FOT represent unusual items that are unrelated to our core performance during the fiscal 2017 and 2016 periods presented.

Non-GAAP Tax Rate.  The estimated non-GAAP effective tax rate adjusts the tax effect to quantify the tax consequences of the excluded non-GAAP items.

Descriptions of the non-GAAP financial measures included in this release and the accompanying Consolidated Statements of Comprehensive Income are as follows:

Adjusted gross profit margin is a non-GAAP financial measure that we have calculated by excluding the revenue and cost of revenues related to SleepVirtual and Resmon PRO FOT. These adjustments are unrelated to our core performance during the fiscal 2017 and 2016 periods presented. Therefore, we believe it is useful to exclude these amounts to better understand our business performance and allow investors to compare our results with peer companies.

Adjusted net income and non-GAAP income per share.  We define non-GAAP net income as net income less revenue, cost of revenues, and legal settlement related to SleepVirtual and Resmon PRO FOT sales.  To provide a complete picture of our recurring core business operating results, we also reduced (increased) the fiscal 2017 and 2016 third quarter non-GAAP net income by $11,000 and $11,000, respectively, and the non-GAAP net income for the nine-month periods ended July 31, 2017 and 2016 by $35,000 and $(207,000), respectively, representing the tax effect of these adjustments. We used an effective tax rate that we believe would be applicable if our income approximated the non-GAAP net income for the presented periods. We caution investors that the tax effects of these adjustments are based on management’s estimates. We believe that these non-GAAP financial measures provide useful supplemental information for evaluating our financial performance.

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Unaudited in thousands, except per share data)
	Three Months ended			Three Months ended
	July 31, 2017			July 31, 2016
	GAAP	Non-GAAP Adjustments	Non-GAAP Adjusted	GAAP	Non-GAAP Adjustments	Non-GAAP Adjusted
Revenues
Equipment, supplies and accessories revenues	$8,493	$(104)	$8,389	$7,980	$(31)	$7,949
Service revenues	1,913		1,913	1,879		1,879
	10,406	(104)	10,302	9,859	(31)	9,828
Cost of revenues
Cost of equipment, supplies and accessories revenues	4,464	(72)	4,392	4,246	(18)	4,228
Cost of service revenues	620		620	566		566
	5,084	(72)	5,012	4,812	(18)	4,794
Gross margin	5,322	(32)	5,290	5,047	(13)	5,034
% to Revenues	51.1%		51.3%	51.2%		51.2%
Operating expenses:
Selling and marketing	2,366		2,366	2,456		2,456
General and administrative	1,368		1,368	1,073	20	1,093
Research and development	795		795	665		665
Amortization of intangibles	42		42	59		59
Total Operating expenses	4,571	-	4,571	4,253	20	4,273
% to Revenues	43.9%		44.4%	43.1%		43.5%
Operating income	751	(32)	719	794	(33)	761
Interest expense, net	3		3	68		68
Foreign currency (gain) loss	(657)		(657)	193		193
Income before taxes	1,405	(32)	1,373	533	(33)	500
Provision for taxes	645	(11)	634	273	(11)	262
Net income	760	(21)	739	260	(22)	238
Other comprehensive (loss) income, net of tax
Effect of foreign currency translation adjustments	(382)		(382)	-		-
Comprehensive income	$378	$(21)	$357	$260	$(22)	$238
Net income per share:
Basic	$0.17		$0.17	$0.06		$0.05
Diluted	$0.17		$0.17	$0.06		$0.05
Weighted average common shares outstanding:
Basic	4,405		4,405	4,329		4,329
Diluted	4,440		4,440	4,339		4,339
Dividends declared per share	$-		$-	$-		$-

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Unaudited in thousands, except per share data)
	Nine Months ended			Nine Months ended
	July 31, 2017			July 31, 2017
	GAAP	Non-GAAP Adjustments	Non-GAAP Adjusted	GAAP	Non-GAAP Adjustments	Non-GAAP Adjusted
Revenues
Equipment, supplies and accessories revenues	$23,366	$(409)	$22,957	$22,928	$(98)	$22,830
Service revenues	5,599		5,599	5,613		5,613
	28,965	(409)	28,556	28,541	(98)	28,443
Cost of revenues
Cost of equipment, supplies and accessories revenues	12,421	(275)	12,146	11,718	(59)	11,659
Loss on inventory valuation	-	(31)	(31)	-	-	-
Cost of service revenues	1,829		1,829	1,785		1,785
	14,250	(306)	13,944	13,503	(59)	13,444
Gross margin	14,715	(103)	14,612	15,038	(39)	14,999
% to Revenues	50.8%		51.2%	52.7%		52.7%
Operating expenses:
Selling and marketing	7,139		7,139	7,491		7,491
General and administrative	4,610		4,610	4,524	(650)	3,874
Research and development	2,118		2,118	2,016		2,016
Amortization of intangibles	121		121	177		177
Total Operating expenses	13,988	-	13,988	14,208	(650)	13,558
% to Revenues	48.3%		49.0%	49.8%		47.7%
Operating income	727	(103)	624	830	611	1,441
Interest expense, net	5		5	183		183
Foreign currency gain	(605)		(605)	(114)		(114)
Income before taxes	1,327	(103)	1,224	761	611	1,372
Provision for taxes	833	(35)	798	460	207	667
Net income	494	(68)	426	301	404	705
Other comprehensive (loss) income, net of tax
Effect of foreign currency translation adjustments	(369)		(369)	(9)		(9)
Comprehensive income	$125	$(68)	$57	$292	$404	$696
Net income per share:
Basic	$0.11		$0.10	$0.07		$0.16
Diluted	$0.11		$0.10	$0.07		$0.16
Weighted average common shares outstanding:
Basic	4,376		4,376	4,305		4,305
Diluted	4,421		4,421	4,314		4,314
Dividends declared per share	$0.70		$0.70	$-		$-

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Itemized Reconciliation of Net Income and Non-GAAP Net Income
(Unaudited in thousands)
	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2017	2016	2017	2016
Net income	$760	$260	$494	$301
Reconciling items:
Revenue from SleepVirtual inventory	(22)	(1)	(56)	-
Cost of revenue from SleepVirtual inventory	22	1	49	-
Reserve SleepVirtual	-	-	31	-
Revenue from Resmon PRO FOT inventory	(82)	(31)	(353)	(98)
Cost of revenue from Resmon PRO FOT inventory	50	18	226	59
Legal settlement SleepVirtual	-	(20)	-	650
Tax effects of reconciling items	11	11	35	(207)
Non-GAAP adjusted net income	$739	$238	$426	$705